Exhibit 21.1

List of Subsidiaries of Jiayuan.com International Ltd. (the “Registrant”)

Wholly-Owned Subsidiaries

1. Harper Capital Inc.

2. Jiayuan Hong Kong Corporation Limited, a Hong Kong Company

3. Miyuan (Shanghai) Information Technology Co., Ltd., a PRC company

4. Beijing Miyuan Information Technology Co., Ltd., a PRC company

Special Purpose Entities and its Subsidiaries Consolidated in the Registrant’s Financial Statement

5. Shanghai Huaqianshu Information Technology Co., Ltd., a PRC company

6. Shanghai Shiji Jiayuan Matchmaking Service Center, a PRC privately funded non-enterprise institution

7. Beijing Huaqianshu Information Technology Co., Ltd., a PRC company

8. Beijing Shiji Xique Information Technology Co., Ltd., a PRC company